August 21, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20849
Mail Stop 3561

Commissioners:

We have read the statements made by Paradigm Ventures, Inc., which we understand will be filed with the Commission, pursuant to Item 5 of Form SB-1, as part of the Company's Registration Statement SB-1. We agree with the statements concerning our Firm in such SB-1 with respect to the Company’s Item 304 disclosures.

We consent to the reference to our firm under the caption ''Experts'' in the Registration Statement (Form SB-1/A) and related Prospectus of Paradigm Ventures Corp. For the registration of 7,000,000 shares of its common stock, with respect to the, consolidated financial statements of Paradigm Ventures Corp., included in its Registration Statement (Form SB-1/A), filed with the, Securities and Exchange Commission.

Very Truly Yours,

/s/ Shelley International CPA
Shelley International CPA
Mesa AZ